Ross Miller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-6708
Website: www.nvsos.gov

Filed in the office of	Document Number 20100895590-19
Ross Miller Secretary of State State of Nevada	Filing Date and Time 11/30/2010 1:30 PM
	Entity Number C13566-2002

Certificate of Amendment
(PURUSANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation: Mondial Ventures, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Fourth. Capital Stock. The total number of shares of capital stock shall be 260,000,000. The authorized capital shall be divided into two classes: (a) 250,000,000 shares of Common Stock, par value $0.001 per share; and (b) 10,000,000 shares Preferred Stock, par value $0.001 per share.

The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. Without limiting the generality of the foregoing, shares in such series shall have such voting powers, full or limited, or no voting powers, and shall have such designations, preferences, and other rights and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it. The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

The shares of capital stock may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors, in accordance with the law of the State of Nevada.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 6,000,000 shares of common stock representing 61.22% of all the issued and outstanding common stock.

4. Effective date of filing (optional): December 1, 2010
(must not be later than 30 days after the effective date)

5. Signature (required):
, Marc Juliar, President and Chief Executive Officer

507234.2